SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): January 22, 2008
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

MARYLAND (State of Incorporation)	001-31775 (Commission File Number)	86-1062192 (I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas (Address of principal executive offices)	75254 (Zip code)
Registrant’s telephone number, including area code: (972) 490-9600
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On January 22, 2008, Ashford Hospitality Trust, Inc. (the “Company”) formed a joint venture with Prudential Real Estate Investors (“PREI”) to invest in structured debt and equity hotel investments in the United States. The joint venture, which is expected to be funded over the next two years, will ultimately be capitalized with $300 million from investors in a fund managed by PREI and $100 million from the Company The Company and PREI will contribute the capital required for each mezzanine investment on a 25%/75% basis, respectively. The Company will be entitled to annual management and sourcing fees, reimbursement of expenses, and a promoted yield equal to a current 1.3x the venture yield subject to maximum threshold limitations, but further enhanced by an additional promote based upon a total net return to PREI. PREI’s equity will be in a senior position on each investment. With limited exceptions, the joint venture will be the primary vehicle for the Company’s hotel lending efforts. The joint venture will have the right of first refusal on all mezzanine investment opportunities presented by the Company, provided the investment meets certain criteria. The above description of the joint venture does not purport to be complete and is qualified in its entirety by the joint venture agreement as it will be filed with the United States Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2007.
ITEM 7.01. REGULATION FD DISCLOSURE
The Company issued a press release, dated January 23, 2008, announcing the formation of a joint venture with Prudential Real Estate Investors (“PREI”) to invest in structured debt and equity hotel investments in the United States. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(b)	Exhibits

99.1	Press Release of the Company, dated January 23, 2008, announcing the formation of a joint venture with PREI.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 24, 2008

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Legal Officer